EX-16 Letter Regarding Change in Auditors
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April 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Ohana Enterprises, Inc. (formerly Torchmail Communications, Inc.)

We have read the statements that we understand Ohana Enterprises, Inc. will include under Item 4 of the form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,
/s/
JONES SIMKINS LLP